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                                                                EXHIBIT 17(A)(3)

3.0 CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

Commerce Bancorp, and its subsidiaries and affiliates (Commerce) have many important financial and physical assets, but our most valuable asset is our reputation. Due to the nature of our business, many people justifiably hold us to a higher standard than the general business world. We are judged by our conduct and we must act in a manner that deserves and validates public trust and confidence.

3.1 COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Each director, officer, and employee of Commerce shall act on Commerce's behalf in a way that is consistent with all laws, rules, and regulations as well as with the policies and procedures established to execute Commerce's business plan. We will deal honestly, ethically, fairly and in good faith with our customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. We must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair practice.

3.2 PURPOSE OF THE CODE

Commerce has adopted its Code of Business Conduct and Ethics to help us behave in a way that promotes the integrity of our organization and maintains public trust and confidence. We will act in concert with the spirit of these guidelines and not attempt to achieve, through other means, what is not permitted.

The Code establishes a general standard by which all directors, officers and employees of Commerce should conduct themselves. The Code is not intended to cover every law or provide answers to all questions that might arise. Read this Code carefully, and if you have questions, discuss them with your line of business manager. If you are not comfortable speaking with your manager, contact the Chief Compliance Officer, Director of Human Resources, the General Auditor, the Ethics Officer, or the Corporate Security Officer.

In most situations, our personal values and integrity will guide us to the right decision. However, we must keep in mind how our actions affect the credibility of our organization. Each person should ask questions, seek guidance and express concerns they may have. When in doubt, we should ask ourselves the following questions:

-    Is my action legal?

-    If legal, is it also ethical?

-    Would I be proud to read about my action in the newspaper?

-    Can I defend my action with a clear conscience?

-    Would it be helpful to ask for guidance before taking any action?

If the answers to these questions are troubling in any respect, it may be that whatever you are considering is the wrong course of action.

3.3 COMMITMENT TO EQUAL OPPORTUNITY AND TREATMENT OF EMPLOYEES

Commerce is an equal opportunity employer. We grant equal employment opportunity to all qualified individuals without regard to race, sex, religion, age, national origin, creed, marital status, physical or mental disability, or veteran's status. Commerce does not tolerate discrimination and harassment, including sexual harassment, in the workplace or in other

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business-related or company-sponsored settings. Commerce's position on providing a comfortable work environment extends to the conduct of students, vendors, contractors, visitors, customers, and other persons who enter Commerce's property.

3.4 RECOGNIZE AND AVOID CONFLICTS OF INTEREST

Directors, officers and employees of Commerce should be loyal to Commerce. Self-dealing or self-interest in transactions involving Commerce is not acceptable. It is impossible to spell out every situation that would create a conflict of interest or the appearance of a conflict of interest. Therefore, the recognition and avoidance of activities that could present conflicts of interest, or the appearance of such, require the use of discretion, good judgment and common sense.

The following guidelines will help you recognize and avoid conflicts of interest:

- Do not engage in any self-dealing, or accept a business opportunity from anyone doing or seeking to do business with Commerce that is not available to other persons or is made available because of one's affiliation with Commerce.

- Do not solicit or demand anything of value for yourself or for the benefit of any other person in return for any business, service or confidential information on Commerce.

- Do not accept anything of value (other than normal authorized compensation) from anyone in connection with the business of Commerce. Money must never be accepted, regardless of amount. (See Accepting Things of Value, Gifts and Entertainment" for examples of acceptable gifts.)

- Do not make any payment with company funds directly or indirectly to any official of a governmental agency, political party, candidate for political office, or other entity or representative of the foregoing for the purpose of influencing any act or decision of the official, party, candidate or government.

If you believe or determine that an actual or potential conflict of interest exists, even if the situation is inadvertent due to a business or personal relationship with a customer, supplier, business associate or competitor of Commerce, you must disclose the situation to your line of business manager, the Director of Human Resources, the General Auditor, the Ethics Officer, or the Corporate Security Officer. You must not participate in any approval process relating to any transaction between Commerce and the identified source of conflict or potential conflict.

Any waiver of the code for executive officers or directors may be made only by the board or a board committee and must be promptly disclosed to shareholders.

3.4.1 INVESTMENTS IN SECURITIES OF COMMERCE CUSTOMERS

Lending and credit personnel responsible for a relationship with a particular customer must not invest in the securities or business of that customer. A person lending to a customer cannot exercise independent judgement on behalf of Commerce with respect to that company while they are investing in that company. Lending or credit personnel that have a current holding" with a relationship for which they are responsible must disclose the relationship and either remove themselves from the relationship or sell their holdings.

It is recognized that Directors may invest in existing and potential customers during the normal course of their personal and/or business activities. Directors must disclose such holdings when a customer's application for credit is presented to the Board for approval and abstain from its consideration.

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3.4.2 REFERRALS, TAX, LEGAL AND INVESTMENT ADVICE

Directors, officers or employees must not recommend specific attorneys, accountants, brokers, agents, and the like, to customers unless several options can be given without an indication of favoritism. References should have a recognized degree of competence and professionalism in their respective fields.

In some cases, customers ask directors, officers or employees to make statements relating to legalities in proposed transactions. When acting in the capacity as a director, officer or employee, you must not give legal advice on behalf of the bank. Thus caution must be exercised in any discussion of legal matters with customers and nothing should be said that might be interpreted as the giving of expert legal advice.

Except for appropriate activities conducted by Commerce Capital Markets, Inc. and/or Commerce Insurance Services, no director, officer or employee should give formal, expert advice to customers on tax matters or investment decisions.

3.4.3 ACCEPTING THINGS OF VALUE, GIFTS AND ENTERTAINMENT

No director, officer or employee should accept a substantial gift or excessive entertainment from any customer or supplier or from any person or firm seeking favor or business from Commerce. A gift is "substantial" and entertainment is "excessive" if it might influence the recipient or suggests to others that the recipient might be influenced in the conduct of any business with the donor.

Examples of acceptable "gifts" are:

- Meals, refreshments, travel arrangements, accommodations, or entertainment of reasonable value in the course of a meeting or other occasion, involving bona fide business discussions, provided that the expenses would be paid for by Commerce, if they were not being paid for by another party;

- Unsolicited gifts of reasonable value related to commonly recognized events or occasions such as a promotion, new job, wedding, retirement, birthday, holiday;

- Loans from other banks or financial institutions on customary terms to finance proper and usual activities of our directors, officers and employees, such as home mortgage loans, except where prohibited by law;

- Advertising or promotional material of limited value such as pens, pencils, note pads, key chains, calendars and similar items;

- Discounts or rebates on merchandise or services that do not exceed those generally available to other similar customers;

- Civic, charitable, educational or religious organizational awards of reasonable value for recognition of services and accomplishments;

- Meals, gifts, gratuities, amenities or favors based on obvious family or personal relationships (including those relationships between parents, children, spouse or other personal acquaintances of a director, officer or employee) when it is clear that it is those relationships that are the motivating factors;

- Other benefits or items of reasonable value, when approved in writing on a case by case basis by your line of business manager and the Ethics Officer.

If you are offered or receive anything of value beyond what is authorized, reasonable, and

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appropriate, you must disclose this occurrence to your line of business manager and the Ethics Officer.

3.4.4 PROVIDING CUSTOMER ENTERTAINMENT, GIFTS OR GRATUITIES

The standards for the acceptance of gifts or entertainment apply equally to our entertainment of customers or suppliers and to giving corporate gifts, etc. Normal business entertainment is appropriate, (lunches, dinners, theater, sporting events). Excessive entertaining must be avoided. Individuals representing Commerce must not provide directly or indirectly any money or other gratuity to any individual, company, or government unit in return for doing business with Commerce or to gain favors.

3.4.5 TRANSACTIONS WITH THIRD PARTIES

All transactions with vendors and suppliers must not be influenced by whether or not the vendor/supplier has any other business relationship with Commerce.

3.5 CONDUCTING OUTSIDE ACTIVITIES AND MANAGING PERSONAL FINANCES

Directors, officers and employees of Commerce are expected to conduct their outside activities, and to manage their personal finances, in a manner consistent with their positions or affiliations. Directors, officers and employees shall be prudent in making personal investments, to make sure that such investments do not influence their conduct of Commerce's business or adversely affect its reputation.

Investing or trading in securities, commodities or currency transactions that might be termed speculative, should be avoided unless the individual has demonstrated a capacity to assume the financial risks involved. Excessive gambling is discouraged.

New York Stock Exchange regulations prohibit member firms from accepting orders for the purchase of securities on margin as well as certain other trading activities from an employee of Commerce without the prior written consent of the employer.

Individuals may engage in outside employment provided the additional job does not interfere with proper performance at Commerce and it does not create or appear to create a conflict of interest. Outside employment with a competitor and engaging in activities that compete with Commerce are prohibited.

Commerce encourages its officers, directors and employees to participate in worthy professional, social, religious, educational, civic and charitable activities. Such activities should not impair an individual's ability to meet his or her responsibilities to Commerce.

3.5.1 POLITICAL ACTIVITY

Commerce is prohibited from making corporate contributions for political purposes. This includes contributions of an in-kind" nature such as use of facilities, equipment or personnel. However, directors, officers, and employees may contribute personally to political parties and candidates.

Commerce encourages directors, officers, and employees to be well informed on political issues and to take an active interest in such matters as long as these activities do not interfere with job performance. Such participation must be on an individual basis and Commerce's name or address should not be used in any manner. In addition, Commerce's assets including time, facilities and equipment must not be used to further an individual's political aspirations.

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3.5.2 EMPLOYMENT OF RELATIVES

Employment of relatives may create potential conflicts of interest. Consequently, Commerce has adopted a policy which provides that relatives will be considered for employment, similar to other applicants; however, they may not work in the same area of responsibilities or duties and may not report to one another, either directly or indirectly.

3.5.3 BORROWING FROM COMMERCE

Directors, officers and employees who borrow from Commerce, must do so in a safe and sound manner, on terms and conditions substantially the same as those prevailing at the time for comparable non-insider related transactions. Repayment of the loan(s) must be made in accordance with the established terms and conditions.

Directors, executive officers, principal shareholders and their related interests are subject to additional requirements and restrictions when borrowing from Commerce. Policies for lending to insiders subject to Regulation O, restrictions on correspondent banking relationships and Affiliate Party Transactions are detailed in the Commerce's Loan Policy and the Insider Activities Policy.

3.5.4 INSIDER TRADING AND TIPPING MATERIAL

Non-public or "inside" information about a publicly traded company, including Commerce, is confidential and may never be used by directors, officers or employees in conjunction with investment transactions. In addition, it is illegal to share this information to third parties such as relatives, friends and other acquaintances. The use of inside information may result in civil and/or criminal sanctions against Commerce and the individuals engaging in the behavior.

3.5.5 PERSONAL SECURITIES TRADING

All personal securities transactions will be reported to the Chief Compliance Officer (or designee) on a monthly basis (via monthly account statements) for all registered and access persons*. The Chief Compliance Officer or designee will complete reviews of the account statements.

* Access persons are described by the SEC under rule 204A-1, the adviser's code must require certain supervised persons called "access persons," to report their personal securities transactions and holdings. An access person is a supervised person who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. A supervised person who has access to non-public information regarding the portfolio holdings of affiliated mutual funds is also an access person.

3.6 USE OF COMPANY ASSETS

3.6.1 SAFEGUARDING INTERNAL RECORDS

Commerce creates and maintains records and non-public information on its customers, employees, officers, directors, shareholders, vendors and business partners. Information may be communicated and records may be maintained verbally, on paper, or as electronic data. All oral and written communications relating to Commerce or its customers, suppliers, shareholders and employees that you acquire during the scope of your employment and that is not available to the general public is considered confidential information. Directors, officers, and employees must not use this information for personal gain.

Directors, officers and employees must maintain the confidentiality of this information and should not discuss business in any place or manner that would compromise its confidentiality. Except for routine credit and personnel inquiries, information concerning customers, employees,

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shareholders or business transactions may not be revealed without the consent of the individual or entity involved, an authorized disclosure by Commerce, or through proper legal procedures.

3.6.2 SAFEGUARDING PROPRIETARY INFORMATION

Certain types of information may not be confidential but may still be proprietary property of Commerce. All work products produced by directors, officers, employees, and vendors are and shall remain the sole and exclusive property of Commerce. Even though information such as customer and prospect names, presentation materials, marketing materials, product information, business methods or processes may be available to the general public, it remains the property of Commerce. Directors, officers, and employees have no personal rights to such information or products either during or after employment. Directors, officers and employees should not discuss business in any place or manner that would compromise the confidentiality of proprietary information.

3.6.3 DATA SECURITY

It is Commerce's policy to protect its systems and data by controlling access to such systems and data through a central Data Security Department. This department establishes, documents and administers data security policies, procedures, controls, and authorized access to Commerce Bank systems and data. Various end user applications are assigned system administrators who are responsible for administering security for those applications in compliance with policies established by the Data Security Department.

Commerce's data processing systems and data are private and confidential, and may only be accessed or updated according to specific approved authority. Any unauthorized access, update or use of Commerce Bank's systems or data is strictly prohibited. Directors, officers and employees are responsible for protecting the integrity of all systems and data which they are authorized to access or update, and will only divulge information related to such systems or data to those having an authorized business requirement. Directors, officers, and employees will not compromise access to such systems or data by communicating identification and/or passwords to anyone.

3.6.4 SAFEGUARDING PHYSICAL ASSETS

Commerce provides appropriate office furniture, equipment and software to help directors, officers, and employees perform their daily responsibilities. Such equipment includes, but is not limited to, telephones, computers, cell phones, company vehicles. You are responsible for the maintenance and safekeeping of this property. If equipment or other property is lost or stolen, you may be required to reimburse the Company. All Commerce property must be returned when you leave the Company.

Unless otherwise authorized, directors, officers, and employees are not permitted to copy any software or install it on another computer inside or outside the Company. Conversely, outside software or internet programs may not be installed on Commerce equipment without prior permission from the Information Technology Department.

3.7 FINANCIAL RECORDS AND REPORTING

Commerce's filings with the Securities and Exchange Commission, bank regulators and other regulatory agencies and authorities as well as its other public communications will be full, fair, accurate, timely and understandable. The Audit Committee will meet with senior management, the external auditors, and the General Auditor to discuss earnings announcements, the quarterly 10Qs, the 10K, and the external auditor's annual report prior to their release. In addition, the Audit Committee will meet quarterly to discuss internal audit and compliance issues.

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3.7.1 BOOKS AND RECORDS

Commerce's books, records and accounts shall accurately and fairly reflect the transactions of Commerce in accordance with generally accepted accounting practices and Commerce's policies and procedures. Directors, officers, and employees are directed to be honest and candid with internal auditors, independent accountants, regulatory agencies and bank counsel during regular business dealings and special investigations.

3.7.2 QUESTIONABLE OR IMPROPER PAYMENTS

The use of any funds or assets of Commerce for any unlawful or improper gifts, payments to customers, government employees or other third parties is strictly prohibited.

The Foreign Corrupt Practices Act ("FCPA") broadly prohibits U.S. firms and persons from offering money or anything of value" to any foreign government official for the purpose of influencing such official. The consequences of violating the FCPA are severe, including possible civil and criminal penalties for both Commerce and individuals. No payment from Commerce's funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union, or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract or other commercial benefit.

3.7.3 RECORDS RETENTION

Various laws and regulations have specific requirements regarding the maintenance and retention of records created and/or obtained by Commerce. Commerce maintains a record retention schedule and directors, officers and employees must be knowledgeable with the records retention requirements pertaining to their responsibilities. All records must be maintained in an orderly fashion, be readily available, and be properly secured.

3.8 YOUR COMMITMENT TO THE CODE OF BUSINESS CONDUCT AND ETHICS

Commerce expects each director, officer and employee to be committed to Commerce's performance and the successful execution of its business plan. Therefore, Commerce expects each director, officer, and employee to understand and behave in a manner consistent with the principles contained in this Code of Conduct and the underlying policies and procedures that support it. Behavior that violates this Code can be harmful to Commerce's reputation and result in financial losses.

In addition, Commerce expects each director, officer, and employee to be watchful for the behavior of others that may not be consistent with the Code and to initiate action to correct the inappropriate behavior.

3.8.1 YOUR DUTY TO REPORT

Each director, officer and employee has a duty to recognize and report behaviors that are irresponsible, unethical and/or illegal. Although it is preferable to discuss such situations with department management, situations may arise that make discussion with management uncomfortable. In those circumstances, you must contact the Chief Compliance Officer.You may also contact the Director of Human Resources, the General Auditor, the Ethics Officer, or the Corporate Security Officer.

In addition, Commerce has established the Commerce ActionLine to assist you in reporting behaviors that are irresponsible, unethical and/or illegal. This hotline is managed by an independent third party and enables each director, officer, and employee to communicate their

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concerns anonymously and confidentially, 24 hours a day, 7 days a week. The phone number is: 1-877-329-0699.

Any written correspondence pertaining to unacceptable conduct subject to this policy, which is received by managers at our store and back office locations, should be forwarded to , the Ethics Officer, AIM #01-023-02-01and the Chief Compliance Officer , AIM #02-206-02-80.

3.8.2 COMMERCE'S PROMISE TO YOU

Commerce promises to fully investigate each concern and implement corrective and/or disciplinary action when appropriate. An Ethics Officer has been designated to oversee the ActionLine process and to report violations and their resolution to the Audit Committee.

Commerce will not take retaliatory action against a director, officer, or employee who:

- Reports behaviors or activities that are irresponsible, unethical and/or illegal;

- Provides information to regulators, accountants, or law enforcement officials;

- Refuses to participate in any activity which is irresponsible, unethical and/or illegal.

3.8.3 ROLE OF THE ETHICS OFFICER AND THE CHIEF COMPLIANCE OFFICER

The Ethics Officer and the Chief Compliance Officer administer the Company's Compliance Program by:

- Drafting and distributing the Code of Conduct to directors, officers, and employees;

-    Providing training on the principles of the Code;

-    Monitoring the Commerce ActionLine;

-    Reporting on issues and their resolution to the Audit Committee.

- The Chief Compliance Officer is responsible for ensuring that all employees receive the code and manual. Acknowledgements will be kept by e-mail receipt.

3.8.4 QUESTIONS

Questions concerning this Code and its application to a particular situation should be directed to your line of business manager. You may also contact the Director of Human Resources, the General Auditor, the Ethics Officer, or the Corporate Security Officer.

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
       NAME                 TITLE         TELEPHONE #            E-MAIL               AIM #
       ----          ------------------   -----------   -----------------------   ------------
Grace Migliaccio     Director of HR       8-234-3350    Gmigliaccio@yesbank.com   02-203-01-09
Howard W. Hills      General Auditor      8-232-5421    Hhills@yesbank.com        02-259-01-11
Susan U. Bredehoft   Ethics Officer       8-236-6147    Sbredehoft@yesbank.com    01-023-02-01
Robert D. Dunlop     Corporate Security   8-234-7193    Rdunlop@yesbank.com       02-201-01-28
                     Officer
Maria Lutzker        Chief Compliance     8-237-4902    Mlutzker@yesinvest.com    02-206-02-80
                     Officer
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